UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 17, 2013

Atlas Pipeline Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-14998	23-3011077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Park Place Corporate Center One 1000 Commerce Drive, Suite 400 Pittsburgh, PA	15275
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 877-950-7473

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 17, 2013, Atlas Pipeline Partners, L.P. (the “Partnership”) entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), to issue and sell up to 11,845,000 common units representing limited partner interests of the Partnership (the “Units”), including up to 1,545,000 Units to cover the Underwriters’ option, at a public offering price of $34.00 per unit in an underwritten public offering (the “Equity Offering”). On April 18, 2013, the Underwriters exercised the over-allotment option in full. The net proceeds of the Equity Offering, including the over-allotment exercise and the Partnership’s general partner’s proportionate capital contribution, and after underwriting discounts and estimated expenses, will be approximately $396.6 million.

The Underwriting Agreement contains customary representations, warranties and covenants among the parties as of the date of entering into the Underwriting Agreement; these representations, warranties and covenants are not factual information to investors about the Partnership. The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.

The Units were registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a shelf registration statement on Form S-3ASR (Registration No. 333-170735) automatically effective on November 19, 2010 (the “Registration Statement”). The Equity Offering is being made under the prospectus supplement dated April 17, 2013 (“Prospectus Supplement”), and the accompanying prospectus dated November 19, 2010, constituting a part of the Registration Statement.

On April 19, 2013, the Partnership entered into an amendment to its amended and restated credit agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto, pursuant to which, among other administrative modifications:

•	The Partnership’s previously announced pending acquisition of TEAK Midstream, LLC (“TEAK”) (the “TEAK Acquisition”) will be a Permitted Investment, as defined in the Credit Agreement;

•

T2 Eagle Ford Gathering Company LLC, T2 LaSalle Gathering Company LLC and T2 EF Cogeneration Holdings LLC, in which the Partnership will own interests if the pending TEAK Acquisition is completed, will not be required to be guarantors and provide security interests in their respective assets;

•

The Consolidated Funded Debt Ratio and the Interest Coverage Ratio, as well as the definition for Consolidated EBITDA, as set forth in the Credit Agreement, have been modified to allow for an Acquisition Period whereby the terms for calculating each of these ratios have been adjusted;

•

The payment of cash distributions, if any, on certain Class D preferred units to be issued by the Partnership to provide funding for the TEAK Acquisition will be permitted so long as the Partnership has a pro forma Minimum Liquidity (as defined in the Credit Agreement) of greater than or equal to $50 million; and

•

Provisions have been added whereby the Partnership guarantees obligations of certain of its subsidiaries for purposes of compliance by those subsidiaries with requirements under the Commodity Exchange Act for certain hedging activities undertaken by those subsidiaries.

Item 8.01	Other Events

On April 19, 2013, the Partnership filed with the Securities and Exchange Commission the Prospectus Supplement to the base prospectus contained in the Partnership’s Registration Statement with respect to the Equity Offering. Exhibits 1.1, 5.1, 8.1, 23.1 and 23.2 attached to this Current Report on Form 8-K are incorporated by reference in their entirety into the Prospectus Supplement and Registration Statement.

Item 9.01	Financial Statements and Exhibits

(d) The following exhibits are included with this report:

(d)	Exhibits

1.1	Underwriting Agreement, dated April 17, 2013, among Atlas Pipeline Partners, L.P. and the underwriters named therein.

5.1	Opinion of Ledgewood, P.C.

8.1	Opinion of Ledgewood, P.C. as to certain tax matters

10.1	Amendment No. 4 to the Amended and Restated Credit Agreement and Omnibus Amendment to Guaranty Agreements dated April 19, 2013 among Atlas Pipeline Partners, L.P., Wells Fargo Bank, National Association, as administrative agent for the Lenders, and the Lenders party thereto.

23.1	Consent of Ledgewood, P.C. (included in Exhibit 5.1)

23.2	Consent of Ledgewood, P.C. (included in Exhibit 8.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 23, 2013	ATLAS PIPELINE PARTNERS, L.P.

	By:	Atlas Pipeline Partners GP, LLC, its general partner

	By:	/s/ Robert W. Karlovich, III
Robert W. Karlovich, III
Chief Financial Officer